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                                                                   EXHIBIT 10.32

                               [CRITICAPATH LOGO]

November 4, 2002

Tracy Currie
c/o Critical Path
350 The Embarcadero
San Francisco, CA  94105

Dear Tracy,

On behalf of Critical Path, Inc. (the "Company"), I am pleased to offer you the position of Executive Vice President, Operations & General Manager, Hosted Organization. Speaking for myself, as well as other members of the Company's management team, we are all very impressed with your credentials and we look forward to your future success in this position.

The terms of your employment with the Company are set forth below:

POSITION You will be Executive Vice President, Operations and General Manager, Hosted Services for the Company, working out of the Company's offices in Denver and reporting to the Chief Executive Office and Chairman of the Board of Directors. You will also serve as a member of the Executive Committee. This is a regular, full-time, exempt position.

                  You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote substantially all of your business time and attention to the business of the Company (not including your work as an outside director of FNStar, Inc., and for non-profits and similar civic activities). You may also hold other outside directorships, provided that they are disclosed and consent is first obtained from Critical Path, not to be unreasonably withheld. You will be based in the Denver, Colorado Metropolitan area in offices to be obtained as soon as practicable, and your business travel (including your travel to the Company's offices in San Francisco) will be reimbursed by the Company. It is expected that your travel time will not exceed 50% of your ordinary working time.

START DATE        Subject to fulfillment of any conditions imposed by this
                  letter agreement, you will commence this new position with the Company on Monday, October 21, 2002. Your new hire orientation will take place at a future date and time.

COMPENSATION      Your base salary will be $250,000 on an annualized basis. Your salary will be payable in two equal payments per month pursuant to the Company's regular payroll practices.

BONUS You will be eligible to participate in a Critical Path Incentive Bonus Plan. Your on-target bonus earnings at 100% attainment is $250,000 annually, and your on-target bonus earnings at 200% attainment is $500,000. The specifics of your Plan are outlined in Exhibit B.

SEVERANCE         Following six (6) months of continuous service to the Company
                  (including time spent as a consultant prior to the acceptance of this offer) and upon your involuntary termination

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                  or resignation for Good Reason, you will receive, in exchange for a full and complete release of, and covenant not to sue with respect to, any claims or causes of action you may have against the Company, its officers, directors, employees, agents or affiliates, in the form prepared by counsel to the Company and reasonably acceptable to you and your counsel, six
                  (6) months of then-current base salary. All as such terms are defined in Appendix A.

REVIEW Your base salary will be reviewed annually as part of the Company's salary review process. However, nothing in this provision changes the at-will nature of the employment relationship.

BENEFITS The Company will provide you and your eligible dependents with generous Medical, Dental, and Vision benefits. You will also receive Short-term Disability, Long-term Disability, and Life Insurance. In addition, the Company offers employees the opportunity to participate in its Flexible Spending Account, Employee Assistance Program, 401(k) Plan, and Employee Stock Purchase Plan. A complete overview of benefits will be presented to you at a future date.

PAID TIME OFF     You will receive 18 paid days off per year for the first four complete years of service, which will be available from the first day of your employment. Additional Paid Time Off will accrue at the rate of 6 hours per pay period, or 12 hours per month. You will also be entitled to standard Company holidays.

STOCK OPTIONS     In connection with the commencement of your employment, the
                  Company will recommend that the Employee Stock Compensation
                  Committee and/or Board Compensation Committee grant you an option to purchase 700,000 shares of the Company's Common
                  Stock ("Shares") with an exercise price equal to the closing price of Critical Path's stock on the last trading day prior to the date of Grant. These Shares will vest over four years with 1/48th of the original grant vesting monthly Vesting will, of course, depend on your continued employment with the Company. These Shares will be subject to the terms of the applicable Company Stock Option Plan and the Stock Option
                  Agreement between you and the Company. You shall be entitled to a one year exercise period should your employment terminate by reason of your death or disability, or involuntarily without Cause or for Good Reason. Otherwise the exercise period shall be ninety (90) days.

                  In the event of a Change of Control of the Company, any unvested Shares originally granted will vest immediately should your employment be terminated without Cause or if you terminate your employment for Good Reason, each such event occurring within twelve (12) months of such Change of Control, all as such terms are defined in Appendix A.

PROOF OF RIGHT TO WORK

                  For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. A list of acceptable documents is available for your reference. Please have your identity and employment eligibility document(s) with you for your new hire orientation.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

                  Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution and submission of the Company's Proprietary Information and Inventions Agreement ("Proprietary Agreement"), a copy of which has been provided to you with this offer letter.

AT-WILL EMPLOYMENT

                  Notwithstanding the Company's obligation described herein, your employment with the Company will be on an "at-will" basis, meaning that either you or the Company may

                                                             Critical Path, Inc.
                                                                    Confidential
                                                                          Page 2

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                  terminate your employment at any time for any reason or no reason, without further obligation or liability other than as specifically set forth herein.

DISPUTE RESOLUTION PROCEDURE

                  You and the Company ("the parties") agree that any dispute arising out of or related to the employment relationship between them, including the termination of that relationship and any allegations of unfair or discriminatory treatment arising under state or federal law or otherwise, that cannot be resolved through the Company's informal grievance procedure, shall be resolved by final and binding arbitration in San Francisco, California, except where the law specifically forbids the use of arbitration as a final and binding remedy. The following dispute resolution shall apply:

                  (a) The complainant shall provide the other party with a written statement of the claim identifying any supporting witnesses or documents and the requested relief.

                  (b) The respondent shall furnish a statement of the relief, if any, that it is willing to provide, and identify supporting witnesses or documents. If the matter is not resolved, the parties shall submit the dispute to nonbinding mediation, paid for by the Company, before a mediator to be selected by the parties.

                  (c) If the matter is not resolved through mediation, the parties agree that the dispute shall be resolved by binding arbitration. If the parties are unable to jointly select an arbitrator, they will obtain a list of arbitrators in San Francisco County, California, from the Federal Mediation and Conciliation Service and select an arbitrator by striking names from that list.

                  (d) The arbitrator shall have the authority to determine whether the conduct complained of in section (a) of this section violates the complainant's rights and, if so, to grant any relief authorized by law; subject to the exclusions of section (g) below. The arbitrator shall not have the authority to modify, change, or refuse to enforce the terms of any employment agreement between the parties, or change any lawful policy or benefit plan.

                  (e) The Company shall bear the costs of the arbitration if you prevail. If the Company prevails, you will pay half the cost of the arbitration or $500, whichever is less. Each party shall pay its own attorney's fees, unless the arbitrator orders otherwise pursuant to applicable law.

                  (f) ARBITRATION SHALL BE THE EXCLUSIVE FINAL REMEDY FOR ANY DISPUTE BETWEEN THE PARTIES, SUCH AS DISPUTES INVOLVING CLAIMS FOR DISCRIMINATION OR HARASSMENT (SUCH AS CLAIMS UNDER THE FAIR EMPLOYMENT AND HOUSING ACT, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT, OR THE AGE DISCRIMINATION IN EMPLOYMENT ACT), WRONGFUL TERMINATION, BREACH OF CONTRACT, BREACH OF PUBLIC POLICY, PHYSICAL OR MENTAL HARM OR DISTRESS, OR ANY OTHER DISPUTES, AND THE PARTIES AGREE THAT NO DISPUTE SHALL BE SUBMITTED TO ARBITRATION WHERE THE COMPLAINANT HAS NOT COMPLIED WITH THE PRELIMINARY STEPS PROVIDED FOR IN SECTIONS (a) AND (b) ABOVE.

                  (g) The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this agreement, so long as the arbitrator's findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law; however, either party may bring an action in a court of competent jurisdiction regarding or related to inventions that you may claim to have developed prior to joining the Company, pursuant to California Labor Code Section 2870 ("Disputes Related to Inventions"). The parties further agree that for Disputes Related to Inventions which the parties have elected to submit to arbitration, each party retains the right to seek preliminary injunctive relief in court in order to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

                                                             Critical Path, Inc.
                                                                    Confidential
                                                                          Page 3

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OFFER CONDITIONS

                  This offer is null and void if not accepted or declined by close of business on or before November 8, 2002. This offer is also contingent upon receiving your completed employment application and the successful results of our independent verification of your application. We are delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to the Human Resources department (if by fax, then to 415.541.2301), along with a signed and dated copy of the Proprietary Agreement. This letter, together with the Proprietary Agreement, constitute the full, complete, and exclusive agreement between you and the Company regarding the matters herein and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

ACCEPTED AND AGREED:                                CRITICAL PATH, INC.

Name: Patrick Tracy Currie                   By: /s/William E. McGalshan
                                                 -------------------------------
                                                    William E. McGlashan, Jr.
                                                    Chief Executive Officer and
Signed: /s/ Patrick Tracy Currie                    Chairman of the Board of
        -----------------------------               Directors

Date:________________________________

                                                             Critical Path, Inc.
                                                                    Confidential
                                                                          Page 4

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                                   Appendix A

                                   APPENDIX A

"Change of Control" shall mean the consummation of one of the following: (i) the acquisition of 50% or more of the outstanding stock of the Company pursuant to a tender or exchange offer validly made under any federal or state law (other than a tender offer by the Company) or other share acquisition transaction; (ii) a merger, consolidation or other reorganization of the Company (other than a reincorporation of the Company), if after giving effect to such merger, consolidation or other reorganization of the Company, the shareholders of the Company immediately prior to such merger, consolidation or other reorganization do not represent a majority in interest of the holders of voting securities (on a fully diluted basis) with the ordinary voting power to elect directors of the surviving entity after such merger, consolidation or other reorganization; (iii) the sale of all or substantially all of the assets of the Company to a third party who is not an affiliate of the Company.

"Cause" shall mean (i) failure or refusal to perform a lawful directive of the Board of Directors of the Company that is consistent with your duties and responsibilities as set forth in paragraph 1 hereof (provided, that the Company provides to you written notice specifying the nature of such failure or refusal and the actions needed to be taken by you to cure the same and such failure or refusal is not cured by you within thirty (30) days of receipt of such notice),
(ii) you shall have been determined by a majority vote of the entire Board of Directors to be guilty of willful misconduct or be in material violation of your fiduciary obligations to the Company (provided, that the Company provides to you written notice specifying the nature of such breach and actions needed to be taken by you to cure same and such breach is not cured by you within ten (10) days of receipt of such notice), (iii) you perform your duties in a grossly negligent manner, or (iv) are convicted of any crime that has a material adverse impact on (A) your ability to perform your duties hereunder, (B) the Company or
(C) the Company's business.

"Good Reason" shall be deemed to occur if there is (a)(1) a material adverse change in employee's position causing such position to be of significantly less stature or of significantly less responsibility, (2) a material adverse change in title, (3) employee no longer reports to the Chief Executive Officer, (4) a material material reduction of employee's base salary (5) a material change in your bonus structure or bonus targets such that your total potential compensation will necessarily be materially reduced, (6) employee receives a written request of the Board of Directors to relocate from the Denver Metropolitan area, and employee's refusal to relocate; and (b) within the sixty
(60) day period immediately following any of the foregoing events employee elects to terminate his employment voluntarily.

                                                             Critical Path, Inc.
                                                                    Confidential
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                                    Exhibit B

                                 2003 BONUS PLAN

This Plan Covers Calendar 2003 only. Any bonus payable for revenue generated in 2004 shall be subject to a new plan to be negotiated.

Definitions:

     - Hosted Services: Business units that include world wide hosted messaging, Supernews and worldwide product service and support of hosted messaging.

     - Baseline Revenue: Monthly recognized revenue in Hosted Services for October 2002. Baseline Revenue will be adjusted pro-rata in event of a sale or discontinuation of a portion of Hosted Services (e.g. Supernews or CPP).

     - Exit Run Rate Revenue: Hosted Services revenue recognized in the last month of a quarterly reporting period (March, June, September and December) in Hosted Services, as reported by CP Finance.

     - Salary: Base salary as described above, subject to review in December of each year.

     -   Recurring Revenue Target: = $625,000.

     -   Incremental Revenue: Exit Run Rate Revenue less Baseline Revenue

Tier One Bonus

     - Quarterly Calculation: Tier One Bonus = [Salary * (Incremental Revenue /Recurring Revenue Target)] less all previous quarters Tier One Bonus payment amounts.

     - Timing and Payments: Critical Path will calculate the Tier One Bonus at the end of each calendar quarter. Critical Path will pay you the Quarterly Calculation as your quarterly Tier One Bonus payment, payable in the month directly following such calendar quarter; provided that for Q1 2003, Critical Path will pay you the greater of: 1) the Quarterly Calculation or 2) 20% of your annual Salary. The Tier One Bonus will not exceed 100% of Salary. All Tier One Bonus payments (including the 20% minimum) will be adjusted for year end actual results against Target with the January 2004 payment.

     - In the event you are terminated other than for Cause at any time or you resign for Good Reason, then you shall be paid for the period you were employed but not yet bonus compensated by applying the Quarterly Calculation using the Exit Run Rate Revenue for the last full month of employment. The resulting Tier One Bonus amount shall be prorated to the number of business days actually employed during the related period.

Tier Two Bonus

     - Quarterly Calculation: Tier Two Bonus = [(Exit Run Rate Revenue for current quarter less Baseline Revenue less Recurring Revenue Target) *
         0.067 * 12)] less all previous quarters Tier Two Bonus payment amounts.

     - Timing and Payment: Critical Path will calculate the Tier Two Bonus at the end of each calendar quarter. Critical Path will pay all amounts due to you from the Tier Two Bonus in the month directly following such calendar quarter.

     - In the event you are terminated other than for Cause or you resign for Good Reason, then you shall be paid for the period you were employed but not yet bonus compensated by applying the Quarterly Calculation using the Exit Run Rate Revenue for the last full month of employment. The resulting Tier Two Bonus amount shall be prorated to the number of business days actually employed during the related period.

                                                             Critical Path, Inc.
                                                                    Confidential
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